UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

October 6, 2005

Aegis Communications Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-14315	75-2050538
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8001 Bent Branch Drive, Irving, Texas 75063

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:

(972) 868-0225

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Definitive Material Agreement.

On October 6, 2005, Aegis Communications Group, Inc. (“Aegis”) entered into a Master Teleservices Agreement (the “Master Agreement”) among Aegis, PharmaCare Management Service, Inc. (“PharmaCare”) and Essar Global Limited, the majority stockholder of the Company (“Essar”).

Under the Master Agreement, the Company will provide telesourcing services to PharmaCare. Aegis currently projects this arrangement will generate approximately $12.5 million in annual revenue under the Master Agreement, although that amount could decrease or increase significantly depending on PharmaCare’s demand for Aegis’s services.

The Master Agreement begins on October 6, 2005 and continues indefinitely subject to the right of PharmaCare to terminate the Master Agreement by providing Aegis a written notice of termination at least 60 days prior to the effective date of such termination and the right of Aegis to terminate the Master Agreement by providing PharmaCare a written notice of termination at least 180 days prior to the effective date of such termination. Additionally, either the Company or PharmaCare may terminate the Master Agreement or any portion of the services for failure of the other party to cure a material breach within 30 days of that other party receiving written notice of such breach. Furthermore, the Company may terminate any portion of the services provided under the Master Agreement if PharmaCare defaults in the payment of any amount due for those services and fails to cure that default within 10 days after receiving written notice of the default.

As part of its obligations to PharmaCare under the Master Agreement, Aegis agreed to renew its facility lease for its Irving, Texas location. The Master Agreement also contains standard covenants, conditions, and confidentiality provisions for an agreement of this type. To provide PharmaCare additional comfort regarding Aegis’s financial position, Essar also agreed that during the term of the Master Agreement, it would not call Aegis’s debt to Essar of approximately $17 million.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”. Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; and other operational, financial or legal risks or uncertainties detailed in the Company’s SEC filings from time to time. Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. The Company does not intend to update any of those forward–looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 13, 2005	Aegis Communications Group, Inc.

	By:	/s/ Kannan Ramasamy
Name: Kannan Ramasamy Title: President and Chief Executive Officer

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